Execution Version

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this “Amendment”) is made as of April 17, 2017, by and among Aon plc, a public limited company organized under the laws of England and Wales (“Seller Parent”), and Tempo Acquisition, LLC, a Delaware limited liability company (“Buyer”), and amends that certain Purchase Agreement, dated February 9, 2017, by and among Seller Parent and Buyer (the “Original Agreement” and, when taken together with this Amendment, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.
WHEREAS, the parties to the Original Agreement and this Amendment desire to amend the Original Agreement as provided herein; and
WHEREAS, the parties hereto constitute all of the parties required to amend the Original Agreement in accordance with Section 13.9 of the Original Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Amendments to Section 1.1 of the Original Agreement.

(a)
Amendments to the Definition of “HR and Other Related Communications Consulting Services” of the Original Agreement. The last sentence of the definition of “HR and Other Related Communications Consulting Services” in Section 1.1 of the Purchase Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, “HR and Other Related Communications Consulting Services” shall not include the communications consulting services performed by employees in the positions identified on Schedule 1.1(e) and the Purchased Assets shall not include assets created by, or used primarily by, such employees in the business of providing such communications consulting services (other than the Asset Sellers’ right, title and interest to the “Financial Mindset Study”, subject to Section 2.1(c)(iv)).”

(b)	Insertion of Certain Definitions in Section 1.1 of the Original Agreement. Each of the following definitions is hereby included in the appropriate location in Section 1.1:
“    “Advance” has the meaning specified in Section 8.2(h).”
“     “Canadian VAT” has the meaning specified in Section 8.2(h).”
“     “Deidentified Data” has the meaning specified in Section 8.15.”
“     “ETA” has the meaning specified in Section 8.2(h).”
“     “Satisfaction Date” has the meaning specified in Section 4.1.”
2.    Amendment to Section 3.1 of the Original Agreement. The last sentence of Section 3.1 of the Original Agreement is hereby amended by adding the words “or its designee” immediately after the words “Seller Parent”.
3.    Amendment to Section 4.1 of the Original Agreement. Section 4.1 of the Original Agreement is hereby amended in its entirety to read as follows:
“Section 4.1. Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller Parent, but in no event later than 11:00 a.m. Chicago time on the third (3rd) business day after the date on which the conditions set forth in ARTICLE IX and ARTICLE X have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at such time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois (or at such other time and place as shall be agreed upon by Buyer and Seller Parent); provided that: (a) in the event that the date on which the conditions set forth in ARTICLE IX and ARTICLE X have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at such time) (the “Satisfaction Date”) is on or prior to April 27, 2017, then the Closing shall occur on May 1, 2017 (subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX and ARTICLE X at such time) (unless Buyer determines in good faith in its reasonable discretion that it would be prudent to delay the consummation of the Debt Financing and delivers written notice to Seller Parent of such determination on or prior to April 27, 2017 in which case the Closing shall occur on May 8, 2017 (subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX and ARTICLE X at such time), (b) in the event that the Satisfaction Date is after April 27, 2017 and on or prior to May 4, 2017, then the Closing shall occur on May 8, 2017 (subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX and ARTICLE X at such time) and (c) in the event that the Satisfaction Date is after May 4, 2017, then the Closing shall instead occur (subject to the satisfaction or waiver of those conditions that by their terms are to be satisfied by actions taken at the Closing at such time) on the earlier of (i) a date during the Marketing Period as may be specified by Buyer on at least three business days’ prior notice to Seller Parent (unless a shorter period shall be agreed to by Seller Parent) and (ii) the third business day following the final day of the Marketing Period. The date on which the Closing is actually held is referred to herein as the “Closing Date”.”
4.    Amendment to Section 4.2(a) of the Original Agreement. Section 4.2(a) of the Original Agreement is hereby amended in its entirety to read as follows:
“        (a)    Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE IX, at the Closing, Buyer shall pay to Seller Parent or its designee an amount equal to the Base Purchase Price plus the Estimated Cash Amount minus Estimated Indebtedness minus Estimated Transaction Expenses Amount minus the Estimated Working Capital Deficit (if any) or plus the Estimated Working Capital Excess (if any) (the “Preliminary Purchase Price”), by wire transfer of immediately available funds to the bank account or accounts specified by Seller Parent in accordance with paragraph (b) hereof.”

5.    Amendment to Section 4.3(b) of the Original Agreement. Section 4.3(b) of the Original Agreement is hereby amended in its entirety to read as follows:
“    (b) the certificate contemplated by Section 10.5, duly executed by a duly authorized officer of Buyer;”

6.    Amendment to Section 4.4(a) of the Original Agreement. Section 4.4(a) of the Original Agreement is hereby amended in its entirety to read as follows:
“        (a)    if requested in writing by Buyer, a certificate of the secretary or an assistant secretary of Seller Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the articles of association of Seller Parent since a specified date; (ii) the resolutions of the board of directors of Seller Parent authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller Parent is a party and the transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of Seller Parent executing this Agreement and any Seller Ancillary Agreement to which Seller Parent is a party;”

7.    Amendment to Section 4.4(b) of the Original Agreement. Section 4.4(b) of the Original Agreement is hereby amended in its entirety to read as follows:
“        (b)    the certificate contemplated by Section 9.6, duly executed by a duly authorized officer of Seller Parent;”

8.    Amendment to Section 4.7(a) of the Original Agreement. Section 4.7(a) of the Original Agreement is hereby amended in its entirety to read as follows:
“        (a)    Promptly following the receipt from time to time by any Qualifying Buyer Equityholder of any Realized Cash Proceeds in connection with or after any Liquidity Event with respect to such Qualifying Buyer Equityholder, and in any event within five (5) business days thereof (and, if such Liquidity Event is of the type described in clause (i) or (ii) of the definition thereof, on the same date that Realized Cash Proceeds are received by any Qualifying Buyer Equityholder, and in which case, notwithstanding anything in Section 4.7(c) to the contrary, the Earnout Certificate shall be delivered no less than five (5) business days prior to the date of such payment), if at the time of each such receipt, the Total Realized Cash Proceeds received by such Qualifying Buyer Equityholder exceeds the Threshold Amount with respect to such Qualifying Buyer Equityholder, then Buyer shall cause such Qualifying Buyer Equityholder to pay to Seller Parent an amount in cash equal to 20% of any Total Realized Cash Proceeds received by such Qualifying Buyer Equityholder in excess of such Threshold Amount by wire transfer of immediately available funds to the bank account or accounts specified by Seller Parent in writing in advance of such payment; provided, however, that in no event will the aggregate amount of payments made by any Qualifying Buyer Equityholder under this Section 4.7 exceed such Qualifying Buyer Equityholder’s Pro-Rata Share of $500,000,000. At the Closing, Buyer will provide evidence to Seller Parent that each Qualifying Buyer Equityholder has agreed in writing to comply with the obligations applicable to it as a Qualifying Buyer Equityholder under this Section 4.7(a) and Buyer shall not agree or consent to any amendment, supplement, modification, waiver, consent or termination to any such written agreement that would reasonably be expected to adversely affect the rights of Seller Parent under Section 4.7. In the event that any payment to Seller Parent required under this Section 4.7(a) is not made when due, Buyer agrees to enforce the provisions of any such written agreement against the non-performing Qualifying Buyer Equityholder as directed by Seller Parent (including affirmatively bringing a lawsuit or other proceeding against any such non-performing Qualifying Buyer Equityholder).”
9.    Amendment to Section 7.4(b) of the Original Agreement. Section 7.4(b)(xiii) of the Original Agreement is hereby amended in its entirety to read as follows:
“         (xiii)    (1) adversely modify, amend or terminate any Business Agreement other than in the ordinary course of business (it being acknowledged and agreed that renewals of Business Agreements occur routinely and any such renewal that would not reasonably be expected to have a Material Adverse Effect shall be deemed to have occurred in the ordinary course of business), (2) waive, release, or assign any material rights or claims of Seller Parent or any Selling Party primarily relating to the Business or the Purchased Assets, other than waivers or releases thereof in the ordinary course of business, (3) enter into any new Contract that would be a Business Agreement that would be a Purchased Asset and (A) pursuant to its terms cannot be assigned to Buyer or (B) that contains a change of control provision in favor of the other party or parties thereto that would be triggered by, or would otherwise require a payment or give use to any right to such other party or parties on connection with, any transaction contemplated by this Agreement or (4) agree to provide any Cross Segment Service (as such term is defined in the Subcontract Agreement) other than in the ordinary course of business;”
10.    Amendment to Sections 8.2(h) of the Original Agreement. Section 8.2(h) of the Original Agreement is hereby amended in its entirety to read as follows:
“    (h) Seller Parent and Buyer shall cause joint elections to be executed, in the prescribed form and containing the prescribed information, under section 167 of the Excise Tax Act (Canada) (and under the corresponding provisions of any similar provincial legislation) so that no material goods and services tax and/or harmonized sales tax (or similar VAT in Canada) (collectively, “Canadian VAT”) is payable under Part IX of the Excise Tax Act (Canada) (and under any other similar provincial legislation) in respect of the purchase and sale of the Purchased Assets being sold to Sheppard Canada Holdings N.S. ULC by Hewitt Associates (including by Hewitt Associates Corp. as agent for and on behalf of Hewitt Associates). Buyer shall cause Sheppard Canada Holdings N.S. ULC to file any such elections within the time prescribed by the Excise Tax Act (Canada) (and any other similar provincial legislation). Provided Sheppard Canada Holdings N.S. ULC makes and files such elections, the Seller Parent agrees that no tax shall be collectible under the Excise Tax Act (Canada) (“ETA”) (or similar VAT legislation in Canada) on Closing in respect of the sale of the Canadian Purchased Assets to Sheppard Canada Holding N.S. ULC by Hewitt Associates (including by Hewitt Associates Corp. as agent for and on behalf of Hewitt Associates). With respect to the Canadian Purchased Assets purchased by Sheppard Canada Holdings N.S. ULC from Aon Hewitt Inc., Seller Parent and Buyer agree that, on Closing, Aon Hewitt Inc. shall advance the amount of the Canadian VAT collectible by it from Sheppard Canada Holding N.S. ULC with respect to the purchase and sale of such assets (the “Advance”) and Sheppard Canada Holding N.S. ULC shall direct Aon Hewitt Inc. to retain the Advance in satisfaction of the payment of such Canadian VAT so collectible by Aon Hewitt Inc. Aon Hewitt Inc. shall remit the amount of the Advance (or otherwise take into account the Canadian VAT collected from Sheppard Canada Holding N.S. ULC in calculating its net tax remittable for its Canadian VAT reporting period that includes the Closing Date) to the Canada Revenue Agency (or other applicable taxing authorities) in accordance with the applicable Requirements of Law. Seller Parent and Buyer further agree that the Advance shall be repaid by Sheppard Canada Holding N.S. ULC to Aon Hewitt Inc. within 7 business days after Sheppard Canada Holding N.S. ULC receives a refund (or such refund is applied to reduce other taxes payable by Sheppard Canada Holding N.S. ULC) of the Canadian VAT from the Canada Revenue Agency (or other applicable taxing authorities) or, to the extent that the Canadian VAT paid by Sheppard Canada Holding N.S. ULC to Aon Hewitt Inc. reduces the net tax remittable for Canadian VAT purposes by Sheppard Canada Holding N.S. ULC for its applicable Canadian VAT reporting period that includes the Closing Date, within 7 business days after the filing due date of Sheppard Canada Holding N.S. ULC’s Canadian VAT Tax Return in which it claims a credit for such Canadian VAT. Seller Parent and Buyer agree that they will cause Aon Hewitt Inc. and Sheppard Canada Holding N.S. ULC, respectively, to file their Canadian VAT Tax Returns for the applicable Canadian VAT reporting period that includes the Closing Date in accordance with the applicable Requirements of Law and they will each account for (and in the case of Aon Hewitt Inc., remit) the Canadian VAT collected by Aon Hewitt Inc. and paid by Sheppard Canada Holding N.S. ULC to the fullest extent possible in such returns.”
11.    Amendment to Section 8.3 of the Original Agreement. The phrase “Section 8.4” shall be added immediately before the words “International Employees” in Section 8.3(u) of the Original Agreement and the phrase “(a)” shall be added immediately after the words “International Employees” in Section 8.3(u) of the Original Agreement.
12.    Amendment to Section 8.7(a) of the Original Agreement. The last sentence of Section 8.7(a) of the Purchase Agreement is hereby amended in its entirety to read as follows:
“During the Non-Competition Period, Seller Parent shall not permit the employees in the positions identified on Schedule 1.1(e) (or any employees providing services primarily to or on behalf of the business described in the last sentence of the definition of HR and Other Related Communications Consulting Services) to charge time to clients of the Business (other than shared clients of the Business and the Selling Parties as of the Closing Date, solely with respect to the types of services that are provided by such employees as of the Closing Date).”
13.     New Section 8.15 of the Original Agreement: Section 8.15 is hereby inserted into the Original Agreement so as to read in its entirety as follows:
“Section 8.15    Deidentified Data. For a period of two years following the Closing Date, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide to Seller Parent or its applicable Affiliate, at no cost to Seller Parent or any of its Affiliates, Deidentified Data reasonably necessary for Seller Parent or its applicable Affiliate to conduct the research related to Real Deal publication and to produce and publish the Real Deal publication, in substantially the same manner consistent with the historical provision of such Deidentified Data by the Business in connection with the Real Deal publication in the two year period ending on the Closing Date, subject to the terms of applicable Client Contracts (including restrictions on disclosure of client confidential information to third parties); provided that Seller Parent shall reimburse Buyer for the cost of providing such Deidentified Data. If any industry white papers produced or published by Seller Parent or its Affiliates include references to or otherwise utilize Deidentified Data provided by the Business (other than in a de minimis manner), Seller Parent and/or the applicable Affiliate shall attribute such Deidentified Data to Buyer. For purposes of this Section 8.15, “Deidentified Data” means data related to a natural person from which has been redacted or removed the natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, and any other piece of information that would identify the natural person.”

14.    Amendment to Section 9.6 of the Original Agreement. Section 9.6 of the Original Agreement is hereby amended in its entirety to read as follows:
“Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller Parent by a duly authorized officer of Seller Parent, confirming the satisfaction of the conditions set forth in Section 9.3, Section 9.4 and Section 9.5.”

15.    Amendment to Section 9.7 of the Original Agreement. Section 9.7 of the Original Agreement is hereby amended in its entirety to read as follows:
“        Termination of Contracts with Affiliates. Buyer shall have received evidence of the termination of the Contracts with Affiliates, other than those Contracts set forth in Schedule 7.5, in form and substance reasonably satisfactory to Buyer.”

16.    Amendment to Schedule 1.1(e). Schedule 1.1(e) of the Original Agreement is hereby amended in its entirety to read as set forth in Schedule 1.1(e) attached hereto.
17.    Schedule 7.5 of the Original Agreement. Schedule 7.5 of the Original Agreement is hereby amended to add new Item 4 as set forth on Schedule 2 attached hereto
18.    Section 5.3(b)(i)(2) of the Seller Disclosure Letter of the Original Agreement. Section 5.3(b)(i)(2) of the Seller Disclosure Letter of the Original Agreement is hereby amended to add new Item 118 as set forth on Schedule 3 attached hereto.
19.    Section 5.10 of the Seller Disclosure Letter of the Original Agreement. Schedule 5.10(a)(i) is hereby amended by adding “*” immediately after the phrase “REAL DEAL” in the table of Trademarks (unregistered) therein.
20.    Reference to and Effect on the Purchase Agreement. This Amendment is an amendment to the Original Agreement and, pursuant to Section 13.9 of the Original Agreement, shall be effective and binding upon all parties to the Original Agreement upon the execution of this Amendment by each of the undersigned. It is the express intention of the parties hereto that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any party to the Original Agreement except as and solely to the extent expressly provided herein. Except as expressly provided by this Amendment, the Original Agreement shall continue and remain in full force and effect in accordance with its terms. All references to the Purchase Agreement shall hereafter mean the Purchase Agreement as amended by this Amendment, and references in the Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to the original date of the Agreement.
21.    Miscellaneous. Sections 13.3, 13.4, 13.10, 13.11, 13.12, 13.13 and 13.18 of the Original Agreement are hereby incorporated by reference and made a part hereof, mutatis mutandis.
* * * * *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the date first written above.

SELLER PARENT:

AON PLC

By:
Name:
Title:

BUYER:

TEMPO ACQUISITION, LLC

By:
Name:
Title:

SCHEDULE 1.1(e)
EXCLUDED COMMUNICATIONS CONSULTING POSITIONS

Position Currently Held By	Position and Description
Jim Hoff	Sr. Partner / Best Team Leader. Strategic Health, Retirement and Talent expertise
Andrea Mindell	Partner - Strategic Generalist. Talent and Leadership strategic leadership
Rob Lewis	Partner - Strategic Generalist across Health, Retirement and Talent
Joann Hall Swenson	Partner - Health Strategist
Natalie Sintek	Health Generalist
Heather Tredup	Partner - Retirement Strategist
Nicole Durham	Retirement Generalist
Pam Hein	Partner - Strategic Generalist
Dina Walker	Generalist - Project Manager (Talent pillar)
John Moses	Partner- Active Exchange
Carol Sladek	Partner - Health and Absence
Ralph Morano	Support Elective Benefits enrollment only clients
Christine DiMattia	Support Elective Benefits enrollment only clients
Andria Tremblay	Support Elective Benefits enrollment only clients
Shane Robinson	Support Elective Benefits enrollment only clients
Jennifer Diodato	Support Elective Benefits enrollment only clients
Nicole Ciabattoni	Support Elective Benefits enrollment only clients
Kate Colasurdo	Support Elective Benefits enrollment only clients
Brittany Mauro	Support Elective Benefits enrollment only clients
David Goodwin	Cammack Communications supporting healthcare providers
Jennifer Edwards	Cammack Communications supporting healthcare providers
Myles Friedman	Cammack Communications supporting healthcare providers
Amelia Windsor	MMX Standard Communications

SCHEDULE 2
AMENDMENT TO SCHEDULE 7.5
4. For the avoidance of doubt, the Multiparty Shared Client Contracts shall not be released, canceled, terminated or otherwise settled as result of Section 7.5 of the Agreement and shall remain in full force and effect.

SCHEDULE 3
AMENDMENT TO SECTION 5.3(B)(I)(2) OF THE SELLER DISCLOSURE LETTER
118. Agreement of Lease, dated as of December 17, 1996, by and between SCC Building I Limited Partnership, as landlord, and Hewitt Associates LLC, as tenant, as amended by First Amendment to Lease, dated as of June 12, 1997, as further amended by Second Amendment to Lease, dated as of June 22, 2001, as further amended by Third Amendment to Lease, dated as of July 10, 2006, as further amended by Fourth Amendment to Lease, dated as of June 6, 2012, and as further amended by Fifth Amendment to Lease, dated as of June 6, 2016. (100 Somerset Corporate Boulevard, Bridgewater, NJ 08807) (consent of SCC Building I Limited Partnership, as landlord).